Exhibit 99.1
FOR IMMEDIATE RELEASE
QUESTCOR APPOINTS STEPHEN FARRELL TO BOARD OF DIRECTORS
Union City, CA — November 15, 2007 — Questcor Pharmaceuticals, Inc. (AMEX:QSC) announced today that Stephen C. Farrell, 43, was appointed to its Board of Directors at a meeting of the board on November 12. Mr. Farrell’s appointment brings the total number of board members to six. Mr. Farrell will serve as Chairman of the Audit Committee of Questcor’s board.
Mr. Farrell served as President of PolyMedica Corporation until earlier this month after PolyMedica was acquired by Medco Health Solutions, the nation’s largest pharmacy benefit manager, in a transaction valued at $1.5 billion. PolyMedica is a leading direct-to-consumer provider of health care products and services for individuals with chronic diseases, and is best known for its Liberty Medical brand. During his eight year tenure at PolyMedica, Mr. Farrell served as President, Chief Operating Officer, Chief Financial Officer, Chief Compliance Officer, and Treasurer.
“Steve brings a range of experience, including experience managing rapid growth, to the Questcor Board,” commented Virgil Thompson, Questcor’s Chairman of the Board. “Steve’s hands-on strategic, operational, accounting and financial experience will be a valuable addition to the board as we continue to implement our new strategy. We are pleased to welcome Steve to our Board and look forward to drawing from his breadth of healthcare industry experience.”
Earlier in his career, Mr. Farrell served as Senior Manager at PricewaterhouseCoopers LLP. Mr. Farrell holds an A.B. from Harvard University, and an M.B.A. from the University of Virginia. Mr. Farrell is also a certified public accountant.
About Questcor — Questcor Pharmaceuticals, Inc. (the “Company” or “Questcor”) is a pharmaceutical company that owns two commercial products, H.P. Acthar ® Gel (“Acthar”) and Doral ® , and is developing new medications using strategies that generally require lower capital investment when compared to traditional development programs. Acthar (repository corticotropin injection) is an injectable drug that is approved for the treatment of certain disorders with an inflammatory component, including the treatment of exacerbations associated with multiple sclerosis (“MS”). In addition, Acthar is not indicated for, but is used in treating patients with infantile spasms (“IS”), a rare form of refractory childhood epilepsy, and opsoclonus myoclonus syndrome, a rare autoimmune-related childhood neurological disorder. Doral is indicated for the treatment of insomnia characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. The Company is also developing new medications, including QSC-001, a unique orally disintegrating tablet formulation of hydrocodone bitartrate and acetaminophen for the treatment of moderate to moderately severe pain. For more information, please visit www.questcor.com.
Note: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause Questcor’s results to differ from those reported herein. Factors that may cause such differences include, but are not limited to, Questcor’s ability to continue to successfully implement the new strategy and business model for Acthar, Questcor’s ability to identify and hire a permanent Chief Executive Officer, Questcor’s ability to accurately forecast the demand for its products, the gross margin achieved from the sale of its products, Questcor’s ability to enforce its product returns policy, Questcor’s ability to estimate the quantity of Acthar used by government entities and Medicaid eligible patients, that the actual amount of rebates and discounts related to the use of Acthar by government entities and Medicaid eligible patients may differ materially from Questcor’s estimates, the sell-through by Questcor’s distributors, the expenses and other cash needs for upcoming periods, the inventories carried by Questcor’s distributors, Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all, Questcor’s potential future need for additional funding, Questcor’s ability to utilize its net operating loss carry forwards to reduce income taxes on taxable income, research and development risks, uncertainties regarding Questcor’s intellectual property and the uncertainty of receiving required regulatory approvals in a timely way, or at all, other research, development, and regulatory risks, and the ability of Questcor to acquire products and, if acquired, to market them successfully and find marketing partners where appropriate, as well as the risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2006 and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.
Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
CONTACT INFORMATION:
Questcor Pharmaceuticals, Inc.
Don Bailey
Steve Cartt
510-400-0700
IR2@Questcor.com

EVC Group, Inc.
Investors	Media
Doug Sherk	Steve DiMattia
415-896-6820	646-201-5445
Julie Huang
646-443-6963

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